Exhibit 99.1
FOR IMMEDIATE RELEASE: July 6, 2010

Contact:	Herbert E. Marth, Jr.
Chief Operating Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Web site:	www.centralvabank.com

NEW POLICIES ADOPTED AND CAPITAL RAISE PLANNED TO ENSURE CONTINUED SUCCESS AT CENTRAL VIRGINIA BANKSHARES

POWHATAN, VA -- July 6, 2010  /PRNewswire-FirstCall/  Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank have established new policies and adopted new procedures for lending activities, loan administration, loan review and the Allowance for Loan Losses.

“With today’s economic conditions and the resulting heightened regulatory scrutiny, having strong risk management practices is critical for the success for our Bank,” said Jim Napier, Chairman of the Board.   “We have significantly upgraded and strengthened risk management practices over the last six months.”

In March of 2010, the Board of Directors hired Strategic Risk Associates for an introspective look at the Bank.   An independent assessment of management and the Board were performed and recommendations were made.  A new Strategic and Capital Plan was formulated and approved by the Board in June.  In addition, the Bank has hired a team of workout specialists to help reduce its non-performing assets and repossessed real estate portfolio.

More steps and action plans are under development to continue to address items identified during the Bank’s routine regulatory examination performed in December of 2009. Many of the required regulatory provisions have already been addressed or are well under way.  All these initiatives were and are designed to ensure the ongoing strength and stability of the bank in advance of and in connection with entering into a Written Agreement with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions, which was executed on June 30, 2010.

These efforts have resulted in positive results for the Bank. Core earnings (defined as income before taxes, loan loss and OREO provision, impairment charges, and securities gains & losses) for fiscal year end 2009 were almost $3.2 million. Core earnings for the first 3 months of 2010 were over $800,000 and the bank appears to be on course to continue this pace through the remainder of this year. The Bank’s deposit levels have remained strong and the deposit mix has improved. While the Bank remains “well capitalized” in two of the three regulatory capital measures and “adequately capitalized” in the third, it has also taken steps to raise additional capital.

“We have a strong business model and our mission continues to be to serve the needs of our customers; reward our shareholders; develop and support our employees; and give back to the communities where we live and work.  Above all, the Bank is taking good care of its loyal customers, and is still making loans. Customers of Central Virginia Bank can feel confident maintaining their relationship with the Bank” said Napier. The Bank’s deposits are backed to the maximum extent permitted by law, by the Federal Deposit Insurance Corporation (FDIC).

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $470 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:  Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
Chief Operating Officer
Central Virginia Bankshares, Inc. 804-403-2116